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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: GLENN DAVIDSON, Vice President, Corporate Communications & External Affairs


                    VIATEL REPORTS THIRD QUARTER 1999 RESULTS
                       115% INCREASE IN REVENUE OVER 3Q98
                       SIGNIFICANT GROSS MARGIN EXPANSION


NEW YORK, NY (NOVEMBER 3, 1999) - VIATEL, INC. (NASDAQ: VYTL), an integrated provider of communications services, today announced record results for the third quarter of 1999.

Revenue for the third quarter increased 115.6% to $80.0 million from $37.1 million for the third quarter of 1998. Gross margin, as a percentage of revenue, improved to 26.0% from 10.0% for the corresponding quarter of 1998.

EBITDA loss, as a percentage of revenue, narrowed to 3.4% for the third quarter of 1999 compared to 21.4% in the same quarter last year. EBITDA loss for the third quarter of 1999 was $2.7 million, compared with an EBITDA loss of $7.9 million for the same period in 1998.

 "Clearly, we are pleased with the growth in our revenue and gross margin this past quarter while continuing the trend of improving EBITDA," said Michael J. Mahoney, Viatel's President and Chief Executive Officer.

"But, while we are proud of this accomplishment, we are never satisfied with incremental increases. We continue to take other significant steps to expand our business and our margins. During this past quarter, we:
- moved to expand our customer base, geographic reach, and product mix, via the acquisition of Destia Communications;
- introduced and aggressively priced new product and service offerings - the ONEWORLD ONERATE CLUB-TM- and the CITYCONNEX SERVICE-TM- -- that will enable us to increase our customer base;
-     moved forward with `last mile' solutions, such as our CITYCONNEX
      SERVICE-TM-;
- signed an interconnection agreement with Telefonica in Spain and continue actively negotiating interconnection agreements with other incumbent carriers; and
-     continued building the Circe Pan-European Network."

Mahoney concluded, "These and other contemplated actions will only serve to solidify our role as among Europe's premier providers of telecommunications services."

Revenue from Europe, the Company's largest market, increased by 250.6% to $56.8 million in the third quarter of 1999 from $16.2 million in the third quarter of 1998. Revenue generated in Europe represented 71.0% of revenue compared to 43.7% for the corresponding quarter of 1998. Revenue derived from North America represented 26.3% of revenue in the third quarter compared to 45.3% in the corresponding quarter of 1998. Revenue derived from Latin America represented the balance of revenue.


SG&A expenses for the third quarter of 1999 decreased, as a percentage of revenue, to 29.4% from 31.4% in the corresponding quarter, marking the thirteenth consecutive quarter that SG&A has declined as a percentage of revenue quarter-over-quarter. Allan


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L. Shaw, Viatel's Senior Vice President and Chief Financial Officer noted that the Company "remains on track to show a reduction in SG&A as a percentage of revenue for 1999 compared with 1998."

Net loss attributable to common stockholders was $(48.2) million, or ($1.48) per share, for the third quarter of 1999, compared to a net loss attributable to common stockholders of ($29.0) million, or ($1.25) per share, before an extraordinary loss, for the third quarter of 1998. Substantially all of the increase in the Company's net loss for the third quarter of 1999 was due to increased interest, depreciation and amortization expense associated with its network infrastructure initiatives.

At September 30, 1999, the Company had gross property, plant and equipment of $770.1 million and $514.5 million of unrestricted cash, cash equivalents, marketable securities and cash securing letters of credit for network construction. Shaw noted that the Company expects gross property, plant and equipment to exceed $1.0 billion by year-end 2000.

NINE MONTH RESULTS

Revenue for the first nine months of 1999 increased by 144% to $210.4 million from $86.1 million for the nine months ended September 30, 1998. Revenue from Europe was $152.4 million, or 72.4% of revenue, for the first nine months of 1999 compared to $40.8 million, or 47.4% of revenue, for the prior year period. Revenue derived from North America represented 24.0% of revenue in the first nine months of 1999 compared to 38.0% in the same period of 1998. Revenue derived from Latin America represented the balance of revenue.

Gross margin improved to 22.6% from 9.9% for the corresponding period in 1998. For the first nine months of 1999, EBITDA loss was $15.9 million, or 7.5% of revenue, compared to an EBITDA loss of $22.5 million, or 26.2% of revenue, for the prior year period.

During the first nine months of 1999, SG&A expenses decreased to 30.1% of revenue from 36.1% of revenue for the corresponding period in 1998. Net loss attributable to common stockholders was $(132.2) million, or ($5.39) per share, for the first nine months of 1999, compared to a net loss attributable to common stockholders of ($96.5) million, or ($2.96) per share, before an extraordinary loss, for the same period of 1998.

Viatel is an integrated provider of communications services to end-users, carriers and resellers in over 230 countries and territories worldwide. The Company currently operates one of the largest pan-European networks, with international gateways in London and New York; network points of interconnection in over 78 European cities; a direct sales force in 12 Western European cities and an indirect sales force in more than 180 locations in Western Europe.

CERTAIN MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING CONSTRUCTION RISKS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REGISTRATION STATEMENTS AND REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND ITS REGISTRATION STATEMENTS ON FORMS S-3 AND S-4 FILED DURING 1999.

                                 -Tables Follow-



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                                   VIATEL, INC.

             Unaudited Summary Consolidated Financial and Other Data
            (IN THOUSANDS, EXCEPT OTHER OPERATING AND PER SHARE DATA)


                                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                ----------------------    ----------------------
STATEMENT OF OPERATIONS DATA:                        1999         1998         1999         1998
                                                ---------    ---------    ---------    ---------
Revenue:
   Communication services revenue               $  54,960    $  37,144    $ 151,204    $  86,133
   Capacity sales                                  25,072           --       59,173           --
                                                ---------    ---------    ---------    ---------
   Total revenue                                   80,032       37,144      210,377       86,133
Operating expenses:
    Cost of services and sales                     59,250       33,424      162,858       77,624
    Selling, general and administrative            23,527       11,669       63,380       31,057
    Depreciation and amortization                  17,458        3,670       39,039       10,706
                                                ---------    ---------    ---------    ---------
           Total operating expenses               100,235       48,763      265,277      119,387
                                                ---------    ---------    ---------    ---------
Operating loss                                    (20,203)     (11,619)     (54,900)     (33,254)
Interest income                                     7,648       10,093       21,413       19,906
Interest expense                                  (35,681)     (26,384)     (97,344)     (52,715)
                                                ---------    ---------    ---------    ---------
Loss before extraordinary loss                    (48,236)     (27,910)    (130,831)     (66,063)
Extraordinary loss on debt prepayment                  --           --           --      (28,304)
                                                ---------    ---------    ---------    ---------
Net loss                                          (48,236)     (27,910)    (130,831)     (94,367)
Dividends on redeemable convertible preferred
      stock                                            --       (1,120)      (1,341)      (2,131)
                                                ---------    ---------    ---------    ---------
Net loss attributable to common stockholders    $ (48,236)   $ (29,030)   $(132,172)   $ (96,498)
                                                ---------    ---------    ---------    ---------
                                                ---------    ---------    ---------    ---------
Loss per common share, basic and diluted:
      Before extraordinary item                 $   (1.48)   $   (1.25)   $   (5.39)   $   (2.96)
      From extraordinary item                          --           --           --        (1.23)
                                                ---------    ---------    ---------    ---------
Net loss attributable to common stockholders    $   (1.48)   $   (1.25)   $   (5.39)   $   (4.19)
                                                ---------    ---------    ---------    ---------
                                                ---------    ---------    ---------    ---------
Weighted average common shares outstanding
 basic and diluted                                 32,608       23,157       24,532       23,013
                                                ---------    ---------    ---------    ---------
                                                ---------    ---------    ---------    ---------

OTHER FINANCIAL DATA:
    EBITDA (1)                                   $ (2,745)   $  (7,949)   $ (15,861)   $ (22,548)

    Capital additions (2)                                                   511,909      105,385

Other Operating Data
    Billable minutes (000s)                       360,286      113,215      909,574      248,887
    Switches (3)                                                                 15           15
    POIs (points of interconnection)(3)                                          78           33
    Fiber kilometers of European
      cable in operation (3)                                                172,542            0
BALANCE SHEET DATA (000S): (3)
    Cash, cash equivalents, marketable
      securities and cash securing letters of
      credit or network construction                                      $ 514,473    $ 588,352
    Restricted cash equivalents and restricted
      marketable securities                                                 168,863      162,094
    Property and equipment, net                                             715,483      151,298
    Long-term debt, excluding current installments                        1,290,600      899,775
    Redeemable convertible preferred stock                                       --       45,951



---------------
(1) As used herein, "EBITDA" consists of earnings before interest, income taxes, extraordinary loss, dividends on convertible preferred stock and depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles, is not necessarily comparable to similarly titled measures of other companies and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(2) Capital additions for each period consist of capital expenditures, the net increase in payables for property and equipment purchases, assets acquired under capital leases, obligations and capitalized interest during the period.

(3)   Information presented as of the end of the period indicated.